BAKER HUGHES INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT
AWARD OF RESTRICTED STOCK UNITS
PAYABLE IN SHARES
The Compensation Committee (the “Committee”) of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), hereby awards to you, effective as of Grant Date set forth above (the “Grant Date”), that number of restricted stock units set forth above (the “Restricted Stock Units”), on the following terms and conditions:
The Restricted Stock Units that are awarded hereby to you will be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Restricted Stock Units and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”). Subject to certain stockholder approval described below, the Forfeiture Restrictions will lapse as to the Restricted Stock Units that are awarded hereby in accordance with the following schedule provided that the termination of your employment with the Company and all Affiliates (a “Termination of Employment”) has not occurred prior to the applicable lapse date:

(a)	on the first anniversary of the Grant Date, the Forfeiture Restrictions will lapse as to one-third of the Restricted Stock Units subject to this Agreement; and

(b)
on each succeeding anniversary of the Grant Date, the Forfeiture Restrictions will lapse as to an additional one-third of the Restricted Stock Units subject to this Agreement, so that on the third anniversary of the Grant Date the Forfeiture Restrictions will lapse as to all of the Restricted Stock Units subject to this Agreement.

If a Change in Control of the Company occurs or you incur a Termination of Employment before the third anniversary of the Grant Date, your rights to the Restricted Stock Units under this Agreement will be determined as provided in the attached Terms and Conditions of Restricted Stock Unit Award Agreements (the “Terms and Conditions”).
Upon the lapse of the Forfeiture Restrictions applicable to a Restricted Stock Unit that is awarded hereby, the Company will issue to you one share of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), in exchange for such Restricted Stock Unit and thereafter you will have no further rights with respect to such Restricted Stock Unit. The Company will cause to be delivered to you a stock certificate representing those shares of the Common Stock issued in exchange for Restricted Stock Units awarded hereby, and such shares of the Common Stock will be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).
If during the period you hold any Restricted Stock Units awarded hereby the Company pays a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will credit to an account established for you by the Company under the Plan (the “Account”) an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent Credit”). The Company will pay to you, in cash, an amount equal to the Dividend Equivalent Credits credited to the Account with respect to a Restricted Stock Unit on the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse (and in no case later than the end of the calendar year in which the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse or, if later, the 15th day of the third month following the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse).
If during the period you hold any Restricted Stock Units awarded hereby the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Restricted Stock Units awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of the Common Stock at the same time and on the same basis as such Restricted Stock Unit.
The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement will be void and the Company Group will not be bound thereby.
Any shares of the Common Stock issued to you in exchange for Restricted Stock Units awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.
The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares of Common Stock and the Terms and Conditions can be found on the Baker Hughes Direct website at www.bakerhughesdirect.com. You may obtain a copy of the Plan Prospectus by requesting it from the Company.
Capitalized terms that are not defined herein will have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

In accepting the award of Restricted Stock Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.
BAKER HUGHES INCORPORATED

Martin S. Craighead
Chairman and Chief Executive Officer

BAKER HUGHES INCORPORATED
TERMS AND CONDITIONS
OF
RESTRICTED STOCK UNIT AWARD AGREEMENTS
These Terms and Conditions are applicable to a restricted stock unit award granted pursuant to the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan (the “Plan”) and are incorporated as part of the Restricted Stock Unit Award Agreement setting forth the terms of such restricted stock unit award (the “Agreement”).

1.
TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates (a “Termination of Employment”), or a Change in Control of the Company occurs, before the third anniversary of the Grant Date (the “Third Anniversary Date”) under the Restricted Stock Unit Award Agreement awarded to you (the “Agreement”):

1.1    Termination Generally. If you incur a Termination of Employment on or before the Third Anniversary Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the Restricted Stock Units will not lapse and the number of Restricted Stock Units then subject to the Forfeiture Restrictions will be forfeited to the Company on the date of your Termination of Employment.
1.2    Potential or Actual Change in Control.
(i)    Termination of Employment Without Cause or for Good Reason in Connection With a Potential Change in Control on or Before the Third Anniversary Date. If you incur a Termination of Employment without Cause on or before the Third Anniversary Date prior to a Change in Control of the Company (whether or not a Change in Control ever occurs) and such Termination of Employment is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs) or (b) you incur a Termination of Employment for Good Reason on or before the Third Anniversary Date prior to a Change in Control of the Company (whether or not a Change in Control ever occurs), and such Termination of Employment or the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs), then all remaining Forfeiture Restrictions will immediately lapse on the date of your Separation From Service if you are not a Specified Employee or on the date that is six months following your Separation From Service if you are a Specified Employee. For purposes of these Terms and Conditions, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Administrative Committee of Baker Hughes. For purposes of these Terms and Conditions, “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury rules and regulations issued thereunder.
(ii)     Termination of Employment Does Not Occur Before a Change in Control on or Before the Third Anniversary Date. If a Change in Control of the Company occurs on or before the Third Anniversary Date and you do not incur a Termination of Employment before the date the Change in Control of the Company occurs, then all remaining Forfeiture Restrictions will lapse at the time specified below. All remaining Forfeiture Restrictions will lapse on the date the Change in Control of the Company occurs if the Change in Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, or (b) on the Third Anniversary Date, if the Change in Control of the Company does not so qualify.
1.3    Divestiture of Business Unit Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if the Company Group divests its ownership of a business unit of the Company or one or more Affiliates (a “Unit”) and your Termination of Employment in connection with such divestiture (other than for Cause or death or due to your becoming permanently disabled within the meaning of Section 1.4), the Forfeiture Restrictions will lapse at the time specified below as to that number of Restricted Stock Units that are then subject to Forfeiture Restrictions on the date of your Termination of Employment equal to:
(1) multiplied by (2) divided by (3)
where (1) is the number of Restricted Stock Units that are then subject to Forfeiture Restrictions on the date of your Termination of Employment, (2) is the number of days during the period commencing on the Grant Date and ending on the date of your Termination of Employment, and (3) is the number of days during the period commencing on the Grant Date and ending on the Third Anniversary Date. Such Forfeiture Restrictions specified in the preceding sentence will lapse on the date the Change in Control of the Company occurs if the Change in Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, or (b) on the Third Anniversary Date, if the Change in Control of the Company does not so qualify. The Forfeiture Restrictions then applicable to all the remaining Restricted Stock Units after the application of the previous provisions of this Section 1.3 will not lapse and such Restricted Stock Units will be immediately forfeited to the Company. A “Divestiture” includes the disposition of a Unit to an entity that the Company does not consolidate in its financial statements, whether the disposition is structured as a sale or transfer of stock (or other ownership interest), a merger, a consolidation or a sale or transfer of assets, or a combination thereof, provided that a “Divestiture” will not include a disposition that constitutes a Change in Control.

1.4    Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions will immediately lapse on the date of your Termination of Employment due to your becoming permanently disabled. For purposes of this Section 1.4, you will be “permanently disabled” if you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.
1.5    Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions will immediately lapse on the date of your Termination of Employment due to death.

2.
PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date of your Termination of Employment, then your right to receive the shares of the Common Stock, to the extent still outstanding at that time, will be completely forfeited. A "Prohibited Activity" will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

3.
TAX WITHHOLDING. To the extent that the receipt of the Restricted Stock Units or the lapse of any Forfeiture Restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you will deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any shares of Common Stock issued under the Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

4.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

5.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units will not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.
RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You will not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Restricted Stock Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a shareholder with respect to such share of Common Stock issued in exchange for a Restricted Stock Unit.

7.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you will be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee will determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination will be final and binding on all persons.

8.
NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement will be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

9.
SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for shares of the Common Stock issued under the Agreement an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

10.
LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11.
DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the awardees and the restricted stock units granted to awardees for all employees in the Company Group worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of restricted units included in any award (“Employee Personal Data”). From time to time during the course of your employment in the Company Group, the Company may transfer certain of your Employee Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Employee Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.
In accepting the award of the Restricted Stock Units set forth in the Agreement, you hereby expressly acknowledge that you understand that from time to time during the course of your employment in the Company Group the Company may transfer your Employee Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.
Further, in accepting the award of the Restricted Stock Units set forth in the Agreement, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Employee Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of your employment in the Company Group.

12.
RECOUPMENTS. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, if you are then a current or former executive officer of the Company you will forfeit and must repay to the Company any compensation awarded under the Agreement to the extent specified in any of the Company’s compensation recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, if the Company is required to prepare an accounting restatement due in whole or in part to your misconduct, you will forfeit and must repay to the Company any compensation awarded under the Agreement to the extent required by the Board of Directors of the Company in accordance with the terms of the Company’s compensation recoupment policy as in effect on January 23, 2014.

13.
OTHER AGREEMENTS. Nothing in these Terms and Conditions is intended to reduce the Company’s protections or your obligations under (1) any other agreement between you and the Company or any other member of the Company Group, (2) the common law, or (3) any applicable state, federal or foreign statute.

14.
GOVERNING LAW AND VENUE. The Plan, these Terms and Conditions and the award of the restricted stock units set forth in the Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, these Terms and Conditions and the award of the restricted stock units to the substantive law of another jurisdiction. In accepting the award of the restricted stock units you are deemed to agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Harris County, Texas, to resolve any and all issues that may arise out of or relate to the Plan, these Terms and Conditions and the award of the restricted stock units.

15.
SEVERABILITY AND BLUE PENCILING. If any single Section or clause of these Terms and Conditions should be found unenforceable, it shall be severed and the remaining Sections and clauses of these Terms and Conditions shall be enforced in accordance with the intent of these Terms and Conditions. If any particular provision of these Terms and Conditions shall be adjudicated to be invalid or unenforceable, the Company and you specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow these Terms and Conditions, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

16.
MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein will have the meanings ascribed to such terms in the Plan or the Agreement. The Company’s rights under these Terms and Conditions and the Agreement may be assigned by the Company.

6